Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon	Lasse Glassen
Chief Financial Officer	General Information
Qualstar Corporation	Financial Relations Board
(805) 583-7744	(213) 486-6546
nandalon@qualstar.com	lglassen@frbir.com

QUALSTAR DECLARES CASH DIVIDEND OF $0.06 PER COMMON SHARE

SIMI VALLEY, Calif., February 23, 2009 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, announced today that its Board of Directors declared a cash dividend of $0.06 per share of common stock on February 20, 2009.  The cash dividend will be paid on March 25, 2009 to shareholders of record as of March 12, 2009.

About Qualstar Corporation
Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation.  Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss.  Its N2Power brand switching power supplies are sold worldwide to OEM manufacturers who require both industry-leading high power efficiency and very small size for their products.  Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.